Exhibit 10.11
MURPHY USA INC.
TIME-BASED RESTRICTED STOCK UNITS GRANT AGREEMENT

Time-Based Restricted Stock Unit Award Number:	Name of Awardee:	Number of Restricted Stock Units Subject to this Award:
[[GRANTNUMBER]]	[[FIRSTNAME]] [[LASTNAME]]	[[SHARESGRANTED]]

This Restricted Stock Unit Award (this “Award”) is granted on and dated [[GRANTDATE]] (the “Grant Date”), by Murphy USA Inc., a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2013 Long-Term Incentive Plan, as amended and restated effective as of February 9, 2017 (the “Plan”), subject to the provisions set forth herein and in the Plan. Capitalized terms not defined herein shall have the meaning set forth in the Plan.
1.The Company hereby grants to the individual named above (the “Awardee”) this Award of Restricted Stock Units each equal in value to one share of the $0.01 par value Common Stock of the Company. This Award constitutes a right to receive Shares in the future and does not represent any current interest in the Shares subject to this Award.
2.Subject to paragraph 3 below, this Award shall vest as follows: 100% on the third anniversary of the Grant Date. This Award shall not vest whenever the delivery of Shares hereunder would be a violation of any applicable law, rule or regulation. Upon vesting, such Shares paid, together with any Dividend Shares (as defined below) paid, will be the net Shares earned less the number of Shares which must be withheld to satisfy the tax withholding requirements applicable to such payment of Shares.
3.This Agreement shall terminate and the Awardee’s rights under this Agreement shall be forfeited if the Awardee’s employment with the Company is terminated for any reason other than death or Normal Termination. In the event of the Awardee’s termination upon death or a Normal Termination, this Award will vest on the date of death or Normal Termination in an amount determined by multiplying the number of Restricted Stock Units by a fraction, the numerator of which is the number of months in the period beginning on the Grant Date and ending on the last day of the month in which occurs the death or Normal Termination, and the denominator of which is the number of months in the applicable Restricted Period.
4.Unless the Committee shall otherwise determine, this Award will fully vest and 100% of the Award will be deemed to be earned and Shares, including any Dividend Shares, will be issued, without restrictions, upon the occurrence of a Change in Control.
5.The Awardee’s right to this Award may not be sold, pledged, or otherwise transferred (except as hereinafter provided) and any attempts to sell, pledge, assign or otherwise transfer shall be void and the Awardee’s rights to the Restricted Stock Units shall therefore be forfeited. The Awardee’s right to the Restricted Stock Units shall, however, be transferable by will or pursuant to the laws of descent and distribution or the Awardee may make a written
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designation of a beneficiary on the form prescribed by the Company, which beneficiary (if any) shall succeed to the Awardee’s rights under this Agreement in the event of the Awardee’s death.
6.In the event of any relevant changes in the capitalization of the Company subsequent to the Grant Date, the number of Restricted Stock Units herein shall be adjusted to reflect such change in capitalization in accordance with the Plan.
7.The Awardee shall have no voting rights with respect to Shares underlying the Restricted Stock Units or any Dividend Shares, unless and until such Shares with respect to the Restricted Stock Units or Dividend Shares are issued and are reflected as issued and outstanding shares on the Company’s stock ledger.
8.Unless otherwise determined by the Committee, if a dividend or other distribution is paid on Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying Restricted Stock Units are distributed to the Awardee, the Awardee shall receive a number of Dividend Equivalents to be paid in a number of whole and fractional Shares (“Dividend Shares”) with a value equal to the amount of the dividends or other distribution that the Awardee would have received had the Shares underlying the Restricted Stock Units been distributed to the Awardee based on the Closing Price of the Common Stock on the record date for such dividend or other distribution. Any such Dividend Equivalents shall vest and be paid to the Awardee at the same time as, and shall be subject to the same vesting and forfeiture provisions as set forth in this Agreement with respect to, the Restricted Stock Units. No Dividend Equivalents will be paid to the Awardee with respect to any canceled or forfeited Restricted Stock Units.
9.Nothing contained in this Agreement shall confer or be deemed to confer upon the Awardee any right with respect to continuance of employment by the Company, nor interfere in any way with the right of the Company to terminate the Awardee’s employment at any time with or without assigning a reason therefore.
10.The Plan and this Agreement are administered by the Committee. The Committee has the full authority to interpret and administer the Plan consistent with the terms and provisions of the plan document.

Murphy USA Inc.

Attest: /s/Gregory L. Smith	/s/R. Andrew Clyde
Gregory L. Smith	R. Andrew Clyde
Corporate Secretary	President & Chief Executive Officer

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